As filed with the Securities and Exchange Commission on March 27, 1998

                                                 Commission File No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               PORTA SYSTEMS CORP.
             (Exact name of registrant as specified in its charter)

             Delaware                                   11-2203988
   (State or other jurisdiction            (I.R.S.  Employer Identification No.)
 of incorporation or organization)

                                         Mr. William V. Carney
                                         Chairman of the Board and
                                         Chief Executive Officer
                                         Porta Systems Corp.
575 Underhill Boulevard                  575 Underhill Boulevard
Syosset, New York 11791                  Syosset, New York 11791
 (516) 364-9300                          (516)  364-9300
(Address, including zip code, and        (Name, address, including zip code, and
telephone number, including area         telephone number, including area code,
code, of registrant's principal          of agent for service)
executive offices)

                                 With a copy to:
                              Warren H. Esanu, Esq.
                        Esanu Katsky Korins & Siger, LLP
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 953-6000

     Approximate date of commencement of proposed sale to the public: As soon as practical on or after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered of this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                        Proposed          Proposed
        Title of Each Class                              Maximum          Maximum
         Securities to be            Amount to be    Offering Price      Aggregate           Amount of
            Registered                Registered      per Share(2)    Offering Price     Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par                1,990,592          $3.8125         $7,589,132         $2,299.74
value(1)
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,           600,000            $3.00         $1,800,000           $545.45
issuable upon the exercise of
the Series B Warrants
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,           500,000            $1.56           $780,000           $236.36
issuable upon the exercise of
the Series A Warrants
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,           460,068            $3.00         $1,380,204           $418.24
issuable upon the exercise of
the Foothill Warrants
==========================================================================================================

     (1) Represents (a) 1,840,592 shares of Common Stock which are outstanding and (b) 150,000 shares of Common Stock issuable upon the exercise of the Series C Warrants.

     (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The maximum offering price with respect to the outstanding shares of Common Stock and the Common Stock issuable upon the exercise of the Series C Warrants is based on the average of the high and low price of the Common Stock on the American Stock Exchange on March 17, 1998. The maximum offering price per share of the other warrants is the exercise price per share as provided in the warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                                3,550,660 Shares
                               PORTA SYSTEMS CORP.
                     Common Stock, par value $.01 per share

     This prospectus relates to 3,550,660 shares of the Company's common stock, par value $.01 per share ("Common Stock"), that may be sold from time to time by certain selling stockholders ("Selling Stockholders") named under the caption "Selling Stockholders." Of these shares, 1,840,592 shares of Common Stock are outstanding shares that are owned by Selling Stockholders, 600,000 shares of Common Stock are issuable upon the exercise of Series B Common Stock Purchase Warrants (the "Series B Warrants"), 150,000 shares of Common Stock are issuable upon the exercise of Series C Common Stock Purchase Warrants, which may be issued in the future (the "Series C Warrants" and, together with the Series B Warrants, the "Financing Warrants"), 500,000 shares of Common Stock issuable upon the exercise of Series A Common Stock Purchase Warrants ("Series A Warrants"), issued to and which may be issued to Arnhold and S. Bleichroeder, Inc. ("Bleichroeder") and 460,068 shares of Common Stock issuable upon the exercise of warrants (the "Foothill Warrants") issued to Foothill Capital Corporation. The Financing Warrants, the Series A Warrants and the Foothill Warrants are collectively referred to as the "Warrants." For a further description of these securities, see "Background."

     The Company will receive none of the proceeds from the sale of the Common Stock owned by the Selling Stockholders. To the extent that the Selling Stockholders exercise the Warrants, the Company may receive up to (a) $1,800,000 from the exercise of the Series B Warrants, based on an exercise price of $3.00 per share, (b) $780,000 from the exercise of the Series A Warrants based on an exercise price of $1.56 per share, (c) $1,380,204 from the exercise of the Foothill Warrants, based on an exercise price of $3.00 per share, and (d) an amount to be determined from the 150,000 shares of Common Stock issuable upon the exercise of the Series C Warrants, which may be issued in the future. See "Background" for a description of the determination of the exercise price of the Series C Warrants. The Foothill Warrants and the Series A Warrants have cashless exercise provisions which will enable the holders of such warrants to receive the number of shares of Common Stock as has a value equal to the difference between the exercise price and the fair market value on the date of exercise. If the holders exercise such cashless exercise rights, the Company will not receive any proceeds from the exercise of such Financing Warrants or Series A Warrants, as the case may be. The cost of this registration statement, estimated at approximately $50,000, is being paid by the Company pursuant to agreements with the holders of the Common Stock and the Warrants.

     The Selling Stockholders have advised the Company that any transfer of the Warrants will be either pursuant to a sale at negotiated prices or by gift, and any sale of the Common Stock owned by the Selling Stockholders or issuable upon exercise of the Warrants held by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions) by or for the account of the Selling Stockholders on the American Stock Exchange ("ASE") or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise. Such securities may also be transferred by gift.

     The Selling Stockholders may effect such transactions by selling securities directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase securities as principals and thereafter sell the securities from time to time on the ASE, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The Selling Stockholders have advised the Company that no arrangements for the sale of any of the shares of Common Stock included in this Prospectus have been made.

                                   ----------

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS," WHICH BEGIN ON PAGE 3.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March ___, 1998

     The Selling Stockholders understand that the anti-manipulative rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are set forth in Regulation M, may apply to its sales in the market and has furnished the Selling Stockholders with a copy of Regulation M. The Company has also informed the Selling Stockholders of the need for delivery of copies of this Prospectus.

     The Company furnishes its stockholders with annual reports containing audited financial statements and with such other periodic reports as the Company from time to time deems appropriate or as may be required by law. The Company uses the calendar year as its fiscal year.

                              AVAILABLE INFORMATION

     The Company is subject to certain informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov. Such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881, on which the Company's Common Stock is listed. This Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part, and exhibits thereto which the Company has filed with Commission under the Securities Act of 1933, as amended (the "Securities Act"), to which reference is hereby made.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission (File No. I-8191) and are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (2)  The  Company's   Proxy  Statement  for  its  1997  Annual  Meeting  of
          Stockholders;

     (3) The Company's Current Report on Form 8-K, dated January 2, 1998, as filed with the Commission on February 6, 1998; and

     (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed on April 26, 1977, which became effective on April 26, 1977.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15 of the 1934 Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of the documents (excluding the exhibits thereto, unless such exhibits are specifically incorporated by reference into such document) referred to above which have been or may be incorporated herein by reference and not furnished herewith. Requests for such documents should be directed to Mr. Edward B. Kornfeld, Senior Vice President Operations and Chief Financial Officer, Porta Systems Corp., 575 Underhill Boulevard, Syosset, New York 11791, telephone (516) 364-9300.

                                  RISK FACTORS

     Purchasers of the Common Stock are cautioned that the statements in this Prospectus, including statements in documents incorporated by reference in this Prospectus, that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. In particular, statements in this Prospectus, including any material incorporated by reference in this Prospectus, that state the Company's or management's intentions, beliefs, expectations, strategies, predictions or any other variations thereof or comparable phraseology of the Company's future activities or other future events or conditions are "forward-looking statements" as that term is defined under the Federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors, including, but not limited to, those identified under "Risk Factors," those described in Management's Discussion and Analysis of Financial Conditions and Results of Operations in the Company's Form 10-K for the year ended December 31, 1997, and in any other filings which are incorporated by reference in this Prospectus, as well as general economic conditions, any one or more of which could cause actual results to differ materially from those stated in such statements.

     An investment in the Company's Common Stock involves a high degree of risk. Purchasers of the shares of Common Stock should consider carefully, along with other factors, the following risks and should consult with his or her own legal, tax and financial advisors with respect thereto.

     Recent losses. For the year ended December 31, 1997, the Company incurred a net loss of $6.9 million, or $2.22 per share (basic and diluted), on sales of $62.2 million. The Company generated net income before extraordinary gains of $1.3 million, or $.57 per share ($.23 per share on a diluted basis), on sales of $58.0 million for the year ended December 31, 1996. Prior to 1996, the Company sustained significant losses before extraordinary gain, which amounted to $32.8 million, or $22.45 per share, on sales of $61.2 million for the year ended December 31, 1995, and $40.0 million, or $27.51 per share, on sales of $69.0 million for the year ended December 31, 1994. The loss in 1997 reflects a primarily non-cash charge of $11.5 million taken as a result of the reduction to $3.65 from $6.55 of the conversion price of the Company's Zero Coupon Senior Subordinated Notes due January 2, 1998 ("Zero Coupon Notes") and the conversion of Zero Coupon Notes into Common Stock at the reduced conversion price. The losses in 1995 and 1994 reflect declining gross margins, resulting from the Company's illiquidity and other cash problems, and reflected (i) the inability of the Company to purchase materials efficiently and to obtain materials from certain suppliers, (ii) the underabsorption of significant overhead costs allocated to costs of sales due to reduced sales volume, (iii) the need to rework inventory in order to fulfill customer orders and (iv) the losses from discontinued unprofitable business units. In the first quarter of 1996, the Company sold its fiber optics division, which had been operating at a loss.

     Working capital requirements. At December 31, 1997, the Company had a working capital of $6.3 million. Since December 31, 1997, the Company's working capital improved with the issuance of $6.0 million principal amount of 12% Subordinated Notes due January 3, 2000. The proceeds from the sale of such notes was used (i) to pay the $2.8 million outstanding principal balance of its Zero Coupon Notes which were due January 2, 1998, (ii) to reduce the Company's obligations to Foothill, its senior lender, by approximately $2.95 million and
(iii) for working capital.

     At December 31, 1997, the Company owed Foothill $17.9 million in addition to standby letters of credit of approximately $6.8 million. Under the terms of the Company's agreement with Foothill, as amended, the Company's obligations to Foothill mature on August 31, 1999. The Company's obligations to Foothill are secured by security interests in substantially all of its assets. The Company's revolving credit agreement with Foothill has been the Company's principal source of funding for its operations since November 1994. Prior to August 31, 1999, the maturity date of its obligations to Foothill, it will be necessary for the Company either to extend its agreement with Foothill or negotiate lending agreements with other lending institutions. There can be no assurance that the Company will be able to extend its agreement with Foothill or enter into acceptable agreements with other lenders. The failure to obtain such necessary financing would have a material adverse effect upon the Company's business.

     Dependence on foreign sales. Approximately 71%, 70% and 73% of the Company's sales for the years ended December 31, 1997, 1996 and 1995, respectively, were made to foreign telephone operating companies. In foreign markets, the Company faces considerable competition from other United States and foreign telephone equipment manufacturers most of which are larger and have substantially greater financial resources than the Company. In selling to customers in foreign countries, there are inherent risks not normally present in the case of sales to United States customers, including increased difficulty in identifying and designing systems compatible with purchasers' operational requirements, extended delays under the Company's Operational Support Systems ("OSS Systems") contracts in the completion of testing and purchaser acceptance phases and the Company's receipt of final payments, and political and economic change. In addition, to the extent that the Company establishes facilities in foreign countries, the Company faces risks associated with currency devaluation, difficulties in either converting local currency into dollars or transferring funds to the United States, local tax and currency regulations and political instability. Furthermore, OSS Systems are often marketed to lesser developed countries, which may be unable to fund the purchase without the assistance of the World Bank, a United Nations affiliate, or a similar organization, which both delays and complicates the execution of a contract and the timing of payments. Also, the economies of lesser developed countries are often unstable and, as a result, such countries may be unable to perform their obligations.

     Significant customers. During the years ended December 31, 1997, 1996 and 1995, the Company's five largest customers accounted for sales of $30.6 million, or approximately 49% of sales, $27.8 million, or approximately 48% of sales, and $31.5 million, or approximately 52% of sales, respectively. The Company's largest customer is British Telecommunications, plc ("BT"). Sales to BT for the 1997, 1996 and 1995 amounted to approximately $13.9 million, $11.3 million and $17.3 million, respectively, or approximately 22%, 20% and 28%, respectively, of the Company's sales for such years. Therefore, any significant interruption or decline in sales to BT may have a materially adverse effect upon the Company's operations. During 1996, sales to Philippines Long Distance Telephone were $7.0 million, or approximately 12% of sales. During 1995, sales to the Korea Telephone Company were $7.7 million, or approximately 13% of sales. No other customer accounted for 10% or more of the Company's sales for any of such years. Approximately 64% and 33% of accounts receivable at December 31, 1997 and 1996, respectively, are due from the Company's five largest customers.

     In November 1996, the Company amended its supply agreement with BT pursuant to which it sold line connecting/protecting products to BT. Pursuant to the amended agreement, the Company is no longer the exclusive supplier of these products to BT. The amended contract also provides for a cross-license which, in effect, enables BT to use certain of the Company's proprietary information to modify or enhance products provided to BT and permits those products to be manufactured by BT or others for its own purposes.

     In addition, the regional Bell operating companies continue to be the ultimate purchasers of a significant portion of the Company's products sold in the United States, while sales to foreign telephone operating companies constitute the major portion of the Company's foreign sales. The Company's contracts with these customers require no minimum purchases by such customers. Significant customers for the Company's signal processing products include the major domestic aerospace companies, Department of Defense service depots and OEMs in the medical imaging and process control equipment industries. Both catalog and custom designed products are sold to these customers.

     Delays and unpredictability associated with OSS System contracts. OSS Systems are complex systems and incorporate features designed to respond to a purchaser's operational requirements and the particular characteristics of the purchaser's telephone system. As a result, the negotiation of a contract for an OSS System is an individualized and highly technical process. In addition, contracts for OSS Systems frequently provide for manufacturing, delivery, installation, testing and purchaser acceptance phases which take place over periods of up to a year or more. Such contracts typically contain performance guarantees by the Company and clauses imposing penalties on the Company if "in-service" dates are not met. The installation, testing and purchaser acceptance phases of these contracts may last longer than contemplated by the contracts and, accordingly, amounts due under the contracts may be uncollected for extended periods. Delays in purchaser acceptance of the systems and in the Company's receipt of final contract payments have occurred in connection with a number of foreign sales. In addition, the Company has experienced no steady or predictable flow of orders for OSS Systems.

     Competition. The telephone equipment market in which the Company does business is characterized by intense competition, rapid technological change and a movement to private ownership of telecommunications systems. In competing for telephone operating company business, the purchase price of equipment and associated operating expenses are significant factors, along with product design and long-standing equipment supply relationships. In the customer premises equipment market, the Company operates in a market characterized by distributors and installers of equipment and by commodity pricing.

     The Company competes directly with a number of large and small telephone equipment manufacturers in the United States. Lucent Technologies, Inc. ("Lucent") continues to be the Company's principal United States competitor. Lucent's greater resources, extensive research and development facilities, long-standing equipment supply relationships with regional operating companies and history of manufacturing and marketing products similar in function to those produced by the Company continue to be significant factors in the Company's competitive environment. Furthermore, in the past, competitors have used the Company's financial difficulties as a sales tool.

     Currently, Lucent and a number of companies with much greater financial resources than the Company produce, or have the design and manufacturing capabilities to produce, products competitive with the Company's products. In meeting this competition, the Company relies primarily on the performance and design characteristics of its products and endeavors to offer its products at prices and with warranties that will make them competitive. Access to current technological advances is important to the Company's ability to market its products and the inability of the Company to incorporate such technology in its products could have a material adverse effect.

     In connection with overseas sales of its line connecting/protecting equipment, the Company has met with significant competition from United States and foreign manufacturers of comparable equipment and expects this competition to continue. In addition to Lucent, a number of the Company's overseas competitors have significantly greater resources than the Company.

     The Company competes directly with a number of substantial domestic and international companies with respect to its sales of OSS Systems. In meeting this competition, the Company relies primarily on the features of its line testing equipment, its ability to customize systems and its ability to offer such equipment at prices and with warranties that will make them competitive.

     Dependence upon key personnel. The Company may be dependent upon the continued employment of certain key employees, including senior executive officers. The failure of the Company to retain such employees may have a material adverse effect upon the Company's business.

     Legal proceedings. In July 1996, an action was commenced against the Company and certain present and former directors in the Supreme Court of the State of New York, New York County by certain stockholders and warrant holders of the Company who acquired their securities in connection with the acquisition by the Company of Aster Corporation. The complaint alleges breach of contract against the Company and breach of fiduciary duty against the directors arising out of an alleged failure to register certain restricted shares and warrants owned by the plaintiffs. The complaint seeks damages of $413,000; however, counsel for the plaintiff have advised the Company that additional plaintiffs may be added and, as a result, the amount of damages claimed may be substantially greater than the amount presently claimed. The Company believes that the defendants have valid defenses to the claims. The case is in the discovery stage.

     In July 1996, the Commission issued an order (the "Order") directing a private investigation of the Company to determine whether there has been a violation of Federal securities laws. The Commission indicated to counsel for the Company that the investigation relates to the position of the Commission staff that the independence of the Company's auditors for 1995, KPMG Peat Marwick LLP ("Peat Marwick"), was adversely impacted by certain relationships involving Peat Marwick, KPMG BayMark Strategies LLC ("BayMark") and Edward R. Olson, the President of BayMark and the Company's former interim president and chief operating officer. The Company is continuing to cooperate with the Commission's investigation. The Company retained BDO Seidman, LLP to reaudit the Company's 1995 financial statements, which reaudit resulted in no changes to the Company's 1995 financial statements as audited by Peat Marwick. The Company does not believe that the investigation will result in any material liability on the part of the Company. The Company has not been contacted by the Commission respecting this investigation since November 1996.

     Year 2000 Issue. Many existing computer programs use only two digits to identify a year. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. This issue is referred to as the "Year 2000 issue." The Company has initiated a company-wide program to prepare the Company's computer systems and applications to deal with the Year 2000 issue. The Company expects to incur internal staff costs and other expenses to prepare its systems for the year 2000. The Company expects both to replace existing systems and to upgrade other systems. The total cost of this effort is being evaluated. Although the Company does not expect such costs to be material, there can be no assurance that such costs will not be material.

     Possibility of delisting from the American Stock Exchange. The Company's Common Stock is presently listed on the ASE. To the extent that it does not meet the ASE's requirements for continued listing, it is possible that the Common Stock could be delisted from the ASE, and no assurance can be given that, if the Common Stock is delisted from the ASE, it will be eligible for listing on The Nasdaq Stock Market. Accordingly, in the event of such delisting, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the Nasdaq's "Electronic Bulletin Board." Consequently, the liquidity of the Company's Common Stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

     Risks of low-priced stocks; penny stock regulations. If the Company's securities were delisted from the ASE, they may become subject to Rule 15g-9 under the Exchange Act which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's Common Stock.

     The foregoing penny stock restrictions do not apply to the Company's Common Stock as long as it is listed on the ASE and has certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities are exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest.

     No Common Stock dividends anticipated. The Company has not paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on its Common Stock for the foreseeable future. In addition, the Company's agreement with Foothill prohibits payment of dividends.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares of Common Stock. To the extent that the Company receives any proceeds from the exercise of any Warrants held or to be held by the Selling Stockholders, such proceeds will be used by the Company for working capital and general corporate purposes. The Foothill Warrants and the Series A Warrants have cashless exercise provisions which will enable the holders of such warrants to receive the number of shares of Common Stock with a value equal to the difference between the exercise price and the fair market value on the date of exercise. If the holders exercise such cashless exercise rights, the Company will not receive any proceeds from the exercise of such Financing Warrants or Series A Warrants, as the case may be.

                                   BACKGROUND

Conversion of Zero Coupon Notes

     On October 10, 1997, the Company executed a supplemental indenture ("Supplemental Indenture") with American Stock Transfer & Trust Company, pursuant to which the conversion price of the Company's Zero Coupon Notes was reduced to $3.65 from $6.55 per share. The Company has issued an aggregate of 6,464,415 shares of Common Stock upon conversion of Zero Coupon Notes in the principal amount of approximately $23.6 million. In connection with the execution of the Supplemental Indenture, the Company executed a registration rights agreement pursuant to which it agreed to register the shares of Common Stock owned by those holders of the Zero Coupon Notes who, as a result of their conversion, became affiliates of the Company.

     Prior to the execution of the Supplemental Indenture, the Company obtained the agreement of certain holders of Zero Coupon Notes to convert their Zero Coupon Notes into Common Stock if the amended conversion terms became effective. In connection with such agreement, the Company agreed to elect Mr. Lloyd I. Miller, III as a director of the Company. Mr. Miller was elected as a director on March 17, 1998.

     Pursuant to an agreement dated May 1, 1997, between the Company and Bleichroeder relating to services rendered by Bleichroeder in connection with the negotiation and implementation of the amended conversion terms of the Zero Coupon Notes the Company issued Series A Warrants to purchase 400,000 shares of Common Stock to Bleichroeder, of which warrants to purchase 350,000 shares of Common Stock are presently exercisable and warrants to purchase 50,000 shares of Common Stock become exercisable in May 1998. The Company also agreed to issue to Bleichroeder Series A Warrants to purchase an additional 100,000 shares of Common Stock in the event that Bleichroeder provides services to the Company in connection with its efforts to find a new secured lender. The exercise price of the Series A Warrants is $1.56 per share. The Series A Warrants contain (i) a provision for cashless exercise of such warrants and (ii) provisions that protect Bleichroeder against dilution by adjustment of the exercise price in certain specified events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets and other similar events.

January 1998 Interim Financing

     In January 1998, the Company  issued and sold 60 units  consisting of a 12%
Note in the principal amount of $100,000 and Series B Warrants to purchase 10,000 shares of Common Stock at $3,00 per share, for $100,000 a unit. The Company agreed that, to the extent that any 12% Note is outstanding one year from the date on such Note was issued (the "Anniversary Date of the Note"), the Company shall issue to the holder of such Note on the Anniversary Date of the Note a Series C Warrant to purchase 25 shares of Common Stock for each $1,000 principal amount of 12% Note then outstanding. The Series C Warrant will have an exercise price equal to the average of the closing price of the Common Stock on each of the five trading days preceding the Anniversary Date of the Note. The $6.0 million gross proceeds from the sale of the units was used to pay the remaining principal amount of Zero Coupon Notes which had not been converted (approximately $2.8 million), and to pay a portion of the Company's debt to Foothill, the Company's secured lender (approximately $2.95 million). The balance was added to working capital.

     The Series B Warrants are exercisable during the period commencing on the date of issuance and terminating on December 31, 2002. The Series C Warrants, if issued, will be exercisable during the period commencing on the date of issuance and terminating on December 31, 2003. The Financing Warrants provide the holders with certain cashless exercise provisions in the event that the shares of Common Stock issuable upon the exercise of the Financing Warrants are not registered under the Securities Act. Furthermore, the Financing Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain specified events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets and other similar events.

     In connection with the sale of the units, the Company issued 120,000 shares of Common Stock to Bleichroeder, which served as placement agent for the sale of the units.

Foothill Warrants

     In January 1998, the Company amended its agreement with Foothill, as of November 30, 1997, to extend the expiration date of the agreement and the Company's obligations to Foothill under the agreement from November 30, 1998 to August 31, 1999. In connection with the amendment, the Company reduced to $3.00 per share the exercise price of warrants to purchase an aggregate of 460,068 shares of Common Stock which were held by Foothill and extended the term of such warrants to November 30, 2002. The Foothill Warrants contain (i) a provision for cashless exercise of such warrants and (ii) provisions that protect Foothill against dilution by adjustment of the exercise price in certain specified events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets and other similar events and certain sales of Common Stock at a price below the exercise price of the Foothill Warrants.

Conversion of 6% Convertible Subordinated Debentures

     In January 1998, the Company issued 330,372 shares of Common Stock in exchange for cancellation of $1.26 million principal amount of its 6% Convertible Subordinated Debentures Due July 1, 2002 ("6% Debentures") plus accrued interest. Pursuant to an agreement with the holders of such 6% Debentures, the Company agreed to register such shares pursuant to the Securities Act.

                              SELLING STOCKHOLDERS

     The  following  table sets forth (i) the name of each Selling  Stockholder,
(ii) the nature of any position, office or other material relationship, if any, which each Selling Stockholder has had with the Company or any of its affiliates within the last three years, (iii) the number of shares of Common Stock owned by each Selling Stockholder prior to the offering, (iv) the number of shares of Common Stock offered for each Selling Stockholder's account and (v) the percentage owned by each Selling Stockholder after completion of the offering.


                                                      Number                 Number of
                                                   of Shares            Shares Offered          Number of
                                                 Owned Prior            For Account of       Shares Owned      Percentage Owned
          Selling Stockholder                 to Offering(1)    Selling Stockholder(1)     After Offering     After Offering(2)
          -------------------                 --------------    ----------------------     --------------     -----------------
Lloyd I. Miller, III (3),(5)                          34,246                    34,246                  0                     *
Lloyd I. Miller, Trust A-2 (4), (5)                   31,250                    31,250                  0                     *
Lloyd I. Miller, Trust A-4 (5)                       464,063                   464,063                  0                     *
Lloyd I. Miller, Trust C (5)                         363,705                   363,705                  0                     *
Milfam I, L.P. (5)                                   694,502                   694,502                  0                     *
Milfam II, L.P. (5)                                  110,462                   110,642                  0                     *
Lloyd I. Miller III Keogh Plan (4)                    31,250                    31,250                  0                     *
Lloyd I. Miller, Trustee f/b/o
Kimberly S. Miller (5), (6)                            6,250                     6,250                  0                     *
Lloyd I. Miller, Trustee f/b/o
Catherine C. Miller (5), (6)                           6,250                     6,250                  0                     *
Lloyd I. Miller, custodian under
Florida UGMA for Alexandra B.
Miller (5), (6)                                        6,250                     6,250                  0                     *
Lloyd I. Miller, custodian under
Florida UGMA for Lloyd I. Miller,
IV (5), (6)                                            6,250                     6,250                  0                     *
Lloyd I. Miller, Trustee for the Lloyd
I. Miller III, Generation
Skipping Trust u/a/d 12/31/91 (5),(6)                  6,250                     6,250                  0                     *
Dail Miller (5)                                        1,000                     1,000                  0                     *
Foothill Capital Corporation (7)                     460,068                   460,068                  0                     *
Arnhold and S. Bleichroeder, Inc. (8)              1,064,076                   757,500            306,576                  3.5%
Smith Management Company, Inc.                       330,372                   330,372                  0                     *
Clarex Limited (9)                                    62,500                    62,500                  0                     *
Acamas Anstalt (9)                                    62,500                    62,500                  0                     *
Senvest International L.L.C. (9)                      62,500                    62,500                  0                     *
Senvest Master Fund L.P. (10)                         25,000                    25,000                  0                     *
Winston J. Churchill (10)                             25,000                    25,000                  0                     *
The Spiro Family Foundation (10)                      25,000                    25,000                  0                     *
Arthur M. Spiro, IRA (10)                             25,000                    25,000                  0                     *
Intergroup Corp. (11)                                 12,500                    12,500                  0                     *
John V. Winfield (11)                                 12,500                    12,500                  0                     *
Portsmouth Square, Inc. (11)                          12,500                    12,500                  0                     *
Santa Fe Financial Corp. (10)                         25,000                    25,000                  0                     *


                                                      Number                 Number of
                                                   of Shares            Shares Offered          Number of
                                                 Owned Prior            For Account of       Shares Owned      Percentage Owned
          Selling Stockholder                 to Offering(1)    Selling Stockholder(1)     After Offering     After Offering(2)
          -------------------                 --------------    ----------------------     --------------     -----------------
Offshore Strategies Ltd. (10)                        25,000                     25,000                  0                     *
Laterman & Co. L.P. (11)                             12,500                     12,500                  0                     *
Laterman Strategies 90's LLC (10)                    25,000                     25,000                  0                     *
Romulus Holdings (9)                                 62,500                     62,500                  0                     *
Elmira Realty Management Corp.
Pension & Profit Sharing Plan (11), (12)             12,500                     12,500                  0                     *
Iroquois Builders (11)                               12,500                     12,500                  0                     *
Bobbi & Steven Investment
 LLC (11)                                            12,500                     12,500                  0                     *
Lawrence J. Arem & Stephen T.
Burmundy TTEE Klehr Harrison
Harvey Branzburg & Ellers FBO
Leonard Klehr (6)                                     6,250                      6,250                  0                     *


----------
*    Less than one percent.

(1) Includes shares of Common Stock issuable upon the exercise of the Financing Warrants, Foothill Warrants and/or the Series A Warrants. The number of shares issuable upon exercise of Series C Warrants represents the maximum number of shares issuable upon exercise of such warrants if such Warrants are issued. See "Background -- January 1998 Interim Financing."

(2) Assumes exercise of all of such Selling Stockholder's Financing Warrants, Foothill Warrants and/or Series A Warrants. Based on 9,060,954 shares of Common Stock outstanding.

(3) In connection with the Company's agreement with certain holders of the Zero Coupon Notes to convert their debt securities into shares of Common Stock. Mr. Miller was elected to the Board of Directors on March 17, 1998.

(4) Consists solely of 25,000 shares of Common Stock issuable upon the exercise of the Series B Warrants and 6,250 shares of Common Stock issuable upon the exercise of the Series C Warrants.

(5) Mr. Miller is (a) the investment adviser for the Lloyd I. Miller, Trust A-2, the Lloyd I. Miller, Trust A-4, and the Lloyd I. Miller, Trust C, (b) the manager of the managing general partner of Milfam I, L.P. and Milfam II, L.P., and (c) the trustee of trusts and custodian of accounts for the benefit of his family members. The trustee of the Lloyd I. Miller, Trusts A-2, A-4 and C is PNC Bank, National Association. As a result of his investment advisory agreement, Mr. Miller has shared voting and dispositive power as to the shares held by Trust A-2, Trust A-4 and Trust C. He also has shared voting and dispositive power as to the shares held by the Lloyd
     I. Miller Trust f/b/o Kimberly Miller. Mr. Miller has sole voting and dispositive power as to all of the other shares, including the shares held in the custodial accounts and by the other trusts, except for the shares owned by his wife, Dail Miller, as to which he disclaims beneficial ownership.

(6) Consists solely of 5,000 shares of Common Stock issuable upon the exercise of the Series B Warrants and 1,250 shares of Common Stock issuable upon the exercise of the Series C Warrants.

(7) Consists solely of 460,068 shares of Common Stock issuable upon the exercise of the Foothill Warrants.

(8) Consists of (a) 426,576 shares of Common Stock owned by Bleichroeder, (b) 350,000 shares of Common Stock issuable upon exercise of the Series A Warrants currently held by Bleichroeder, (c) 50,000 shares of Common Stock issuable upon exercise of the Series A Warrants to be issued in May 1998,
     (d) 100,000 shares of Common Stock issuable upon exercise of the Series A Warrants which may be issued to Bleichroeder under certain conditions, (e) 110,000 shares of Common Stock issuable upon the exercise of the Series B Warrants, and (f) 27,500 shares of Common Stock issuable upon the exercise of the Series C Warrants.

(9) Consists solely of 50,000 shares of Common Stock issuable upon the exercise of the Series B Warrants and 12,500 shares of Common Stock issuable upon the exercise of the Series C Warrants.

(10) Consists solely of 20,000 shares of Common Stock issuable upon the exercise of the Series B Warrants and 5,000 shares of Common Stock issuable upon the exercise of the Series C Warrants (when issued).

(11) Consists solely of 10,000 shares of Common Stock issuable upon the exercise of the Series B Warrants and 2,500 shares of Common Stock issuable upon the exercise of the Series C Warrants (when issued).

(12) Warren H. Esanu, has been a director of the Company since April 1997. He also served as a director from 1989 to 1996 and as the Chairman of the Board from March 1996 to October 1996. He has sole voting and dispositive power with respect to these shares under the terms of the Elmira Realty Management Corp. Pension and Profit Sharing Plan. Mr. Esanu is of counsel to Esanu Katsky Korins & Siger, LLP, general counsel to the Company.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders have advised the Company that (i) any transfer of any of the Warrants held by the Selling Stockholders will be either pursuant to a sale in transactions at negotiated prices or by gift and (ii) any sales of the shares of Common Stock which are outstanding or which are issuable upon exercise of such warrants may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholder) on the ASE or in negotiated transactions, a combination of such methods of sale or otherwise. Also, securities may be transferred by gift.

     The Selling Stockholders may effect such transactions by selling such securities directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase Warrants or shares of Common Stock as principals and thereafter sell the securities from time to time on the ASE, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

     Bleichroeder, which is one of the Selling Stockholder, is a registered broker-dealer, and may sell shares which it owns or which may be owned by its customers. However, Bleichroeder has no agreement or understanding with respect to any sale of its shares of Common Stock or any sales on behalf of other Selling Stockholders.

     The Selling Stockholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discount and commissions under the Securities Act.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon by Esanu Katsky Korins & Siger, LLP, legal counsel to the Company. Mr. Warren H. Esanu, a director of the Company is of counsel to Esanu Katsky Korins & Siger, LLP.

                                     EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their report have been audited by BDO Seidman, LLP, independent certified public accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any specified threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     The Company's Certificate of Incorporation provides, among other things, that the Company shall indemnify, to the fullest extent permitted under the DGCL as it may be amended from time to time, any person who is or was a director or officer of the Company and who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person (i) is or was a director or officer of the Company, or (ii) is or was serving at the request of the Company as director, officer, employee, agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to employee benefit plans), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding. This indemnification continues as to a person who has ceased to be a director or officer of the Company and inures to the benefit of such person's heirs, executors and administrators. The right of indemnification under the Certificate of Incorporation is deemed to be a contract right.

     The Company also maintains directors and officers liability insurance ("D&O Insurance"). The D&O Insurance covers any person who has been or is an officer or director of the Company or of any of its subsidiaries for all expense, liability and loss (including attorneys' fees, investigation costs, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding.

================================================================================

                           ---------------------------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Available Information ........................................................2
Incorporation of Certain Documents by
Reference ....................................................................2
Risk Factors..................................................................3
Use of Proceeds...............................................................6
Background....................................................................6
Selling Stockholders..........................................................8
Plan of Distribution..........................................................10
Legal Matters.................................................................10
Experts.......................................................................10
Indemnification of Officers and Directors.....................................10

                           ---------------------------

================================================================================

================================================================================

                                3,550,660 Shares

                               Porta Systems Corp.

                     Common Stock, par value $.01 per share

                                ----------------
                                   PROSPECTUS
                                ----------------

                                  March__, 1998

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         SEC Registration Fee............................................$3,500
         Printing and EDGAR Filing Fees..................................$1,500
         Legal Fees and Expenses........................................$35,000
         Accounting Fees.................................................$5,000
         Miscellaneous...................................................$5,000
                                                                        -------
         Total                                                          $50,000
                                                                        =======

Item 15. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers and directors (or persons who have served, at the corporation's request, as officers or directors of another corporation) against the reasonable expenses, including attorneys' fees actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit may be brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

Item 16. Exhibits

4.1 Form of Subscription Agreement for Units, including the form of the 12% Note, the Series B Warrant and the Series C Warrant (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K, dated January 2, 1998, as filed with the Commission on February 6, 1998 (the "January 1998 Form 8-K")).

4.2 Registration Rights Agreement, dated as of October 10, 1997, by and between the Company and the Holders of the Zero Coupon Notes described therein.

4.3 Warrant to Purchase Common Stock of the Company, dated November 28, 1994 executed by the Company in favor of Foothill (incorporated by reference to Exhibit 6 to the Company's Current Report on Form 8-K, dated November 30, 1994, as filed with the Commission on December 15, 1994).

4.4 Amendment Number One to Warrant to Purchase Common Stock of the Company, dated February 13, 1995, executed by the Company in favor of Foothill (incorporated by reference to Exhibit 4.12.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

4.5 Amendment Number Five, dated as of November 30, 1997, to Amended and Restated Loan an Security Agreement between Foothill and the Company, including amendments to the Foothill Warrants (incorporated by reference from Exhibit 4.1 to the January 1998 Form 8-K).

4.6 Agreement dated January 26, 1998, among the Company and Henley Group, Ltd., Woodstead Associates, L.P., Lake Trust and Smith Management Company, Inc. (incorporated by reference from Exhibit 10.2 to the January 1998 Form 8-K).

4.7  Agreement, dated May 1, 1997, between Bleichroeder and the Company.

4.8  Form of Series A Common Stock Purchase Warrant.

5.1  Opinion of Esanu Katsky Korins & Siger, LLP.

23.1 Consent of Esanu Katsky Korins & Siger, LLP (contained in Exhibit 5.1 hereto).

23.2 Consent of BDO Seidman, LLP.

24.1 Power of Attorney (included on the signature page to this Registration Statement).

Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement with respect to the following:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic report filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Syosset, New York, on March 23, 1998.

                               Porta Systems Corp.

                               By:  s/ William V. Carney
                                    ----------------------------------------
                                    William V. Carney, Chairman of the Board
                                    and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes William V. Carney, Seymour Joffe and Edward B. Kornfeld or any of them acting in the absence of the others, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

      Signature                        Title                           Date
      ---------                        -----                           ----
s/William V. Carney            Chairman of the Board,             March 23, 1998
-------------------------      Chief Executive Officer and
William V. Carney              Director (Principal Executive
                               Officer)

s/Edward B. Kornfeld           Senior Vice President and          March 23, 1998
-------------------------      Chief Financial Officer
Edward B. Kornfeld             (Principal Financial and
                               Accounting Officer)

s/Seymour Joffe                Director                           March 23, 1998
-------------------------
Seymour Joffe


s/Michael A. Tancredi          Director                           March 23, 1998
-------------------------
Michael A. Tancredi


s/Howard D. Brous              Director                           March 23, 1998
-------------------------
Howard D. Brous


s/Warren H. Esanu              Director                           March 23, 1998
-------------------------
Warren H. Esanu


s/Herbert H. Feldman           Director                           March 23, 1998
-------------------------
Herbert H. Feldman


s/Stanley Kreitman             Director                           March 23, 1998
-------------------------
Stanley Kreitman


s/Lloyd I. Miller, III         Director                           March 23, 1998
-------------------------
Lloyd I. Miller, III


s/Robert Schreiber             Director                           March 23, 1998
-------------------------
Robert Schreiber